Exhibit 10.26
AMERICAN AIRLINES
2007 EMPLOYEE PROFIT SHARING PLAN
Purpose
The purpose of the 2007 American Airlines Employee Profit Sharing Plan (“Plan”) is to provide participating employees with a sense of commitment to, and direct financial interest in, the success of American Airlines.
Definitions
Capitalized terms not otherwise defined in the Plan will have the meanings set forth in the 2003 Employee Stock Incentive Plan (the “2003 Stock Plan”).
“AMR” is defined as AMR Corporation.
“Affiliate” is defined as a subsidiary of AMR or any entity that is designated by the Committee as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.
“American” is defined as AMR less AMR subsidiaries other than American Airlines, Inc. and its subsidiaries.
“American Airlines” is defined as American Airlines, Inc.
“American’s Pre-Tax Earnings” is defined as American’s earnings before any applicable income tax expense excluding any accruals for profit sharing or accounting adjustments or extraordinary or one-time items as may be determined by the Committee in its discretion, after consultation with AMR’s independent auditors.
“Committee” is defined as the AMR Incentive Compensation Committee.
“Disabled”, “Disability” or variants thereof will have the meaning as defined in section 409(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”).
“Eligible Earnings” is defined by the nature of the work group. For employees who are represented by a union, the definition of Eligible Earnings will be the definition contained in the Letter of Agreement between the union and the company. For employees who are not represented by a union the definition of Eligible Earnings will be identical to the term “Qualified Earnings” under the 2003 American Airlines Employee Profit Sharing Plan.
“Fund” is defined as the profit sharing fund, if any, accumulated in accordance with this Plan.

“Letter(s) of Agreement” is defined as the agreement(s) reached with each union during the April 2003 restructuring process that define the framework of the Plan.
“Plan Year” is the 2007 calendar year.
Eligibility for Participation
In order to be eligible to receive a profit sharing award, the employee must:
•	Be a U.S. domestic employee (where domestic means the United States, Puerto Rico and the U.S. Virgin Islands);
•	Have been employed as a regular full-time or part-time employee at American in a participating workgroup (employees other than management Level 5 and above), during 2007; and
•	Be employed at American or an Affiliate at the time awards are paid. If at the time awards are paid under the Plan, an individual has retired from American or an Affiliate (pursuant to the terms and conditions of an applicable pension plan), has been laid off, is on a leave of absence with re-instatement rights, is Disabled or has died, the award which the individual otherwise would have received under the Plan but for such retirement, lay-off, leave, Disability or death may be paid (on a pro-rata basis) to the individual or his/her estate in the event of death, at the discretion of the Committee.
Notwithstanding the foregoing, however, an employee will not be eligible to participate in the Plan if such employee is, at the same time, eligible to participate in:
i)	any incentive compensation, profit sharing, commission or other bonus plan sponsored by an Affiliate of American; or

ii)	any commission or bonus plan, with the exception of American’s Annual Incentive Plan, sponsored by American, any division of American or any Affiliate of American
Awards under the Plan will be determined on a proportionate basis for participation in more than one comparable plan during a Plan Year. Employees who transfer from/to Affiliates or any other plan described above during a Plan Year, and satisfy eligibility requirements, will receive awards from such plans on a proportionate basis.

The Profit Sharing Fund Accumulation
Performance will be measured by American’s Pre-Tax Earnings and the Fund will accumulate based on that performance. The Fund will be established at 15% of every $1 exceeding $500 million in American’s Pre-Tax Earnings.
Award Distribution
For eligible domestic employees, individual awards will be distributed based upon an employee’s Eligible Earnings for the Plan Year. Award percentages will be determined by dividing the Fund by the aggregate Eligible Earnings of all eligible employees. This percentage will be multiplied by the individual employee’s Eligible Earnings to determine the amount of an individual award.
Administration
The Plan will be administered by the Committee. The Committee will have authority to administer and interpret the Plan, establish administrative rules, determine eligibility and take any other action necessary for the proper and efficient operation of the Plan, consistent with the Letters of Agreement reached with each of the unions. The amount, if any, of the Fund shall be based on a certification of American’s Pre-Tax Earnings by AMR’s independent auditors. A summary of awards under the Plan shall be provided to the Board of Directors of AMR at the first regular meeting following determination of the awards.
Method of Payment
The Committee shall determine the method of payment of awards. Subject to the terms of the Plan, awards shall be paid as soon as practicable after audited financial statements for the year 2007 are available, but no later than March 15, 2008.
General
Neither this Plan nor any action taken hereunder shall be construed as giving to any employee or participant the right to be retained in the employ of American or an Affiliate.
Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive payment of such award as may have been expressly determined by the Committee.
In consideration of the employee’s privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential or restricted information of, American or its Affiliates to any unauthorized party (ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American or its Affiliates or after such employment is terminated, and (iii) not to solicit any current employees of American or any other Subsidiaries of AMR to join the employee at his or her new place of employment after his or her employment with American or its Affiliates is terminated.
Per the Letters of Agreement, nothing is intended to limit AMR’s rights under applicable laws to modify, annul or terminate the Plan.
The employee shall not have any right to defer any payment under the Plan. The Committee and American Airlines shall not accelerate any payments under the Plan.
The Committee and American Airlines shall not accelerate any payments under the Plan.

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